                                  SCHEDULE 14A
                                 (RULE 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
           Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No. __ )

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:
[ ] Preliminary Proxy Statement      [ ] Confidential, For Use of the Commission
                                         Only (As Permitted by Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                             EMPIRE RESOURCES, INC.
                (Name of Registrant as Specified in its Charter)

                          ----------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:

------------------------------

(2) Aggregate number of securities to which transaction applies:

------------------------------

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

------------------------------

(4) Proposed maximum aggregate value of transaction:

------------------------------

(5) Total fee paid:

------------------------------

[ ] Fee paid previously with preliminary materials.

------------------------------

[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount Previously Paid:

------------------------------

(2) Form, Schedule or Registration Statement No.:

------------------------------

(3) Filing Party:

------------------------------

(4) Date Filed:

------------------------------

                             EMPIRE RESOURCES, INC.
                                One Parker Plaza
                           Fort Lee, New Jersey 07024

                            NOTICE OF ANNUAL MEETING

August 13, 2000

Dear Stockholder:

         On Thursday, September 14, 2000, Empire Resources, Inc. will hold its Annual Meeting of Stockholders at the Marriott Glenpointe Hotel, at exit 70 (from the local lanes), Interstate 80 West, Teaneck, New Jersey.

         The meeting will begin at 11:00 a.m. Only stockholders that own stock at the close of business on August 7, 2000 can vote at this meeting. At the meeting we will:

         1.   Elect a board of directors;

         2. Approve the appointment of our independent auditors for the year ending December 31, 2000.

         3.   Attend to any other business properly brought before the meeting.

         YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE IN FAVOR OF THE TWO PROPOSALS OUTLINED IN THIS PROXY STATEMENT.

                                       By Order of the Board of Directors,

                                       /s/ Sandra Kahn
                                       Sandra Kahn
                                       Vice President, Chief Financial Officer
                                       and Secretary and Treasurer

                             EMPIRE RESOURCES, INC.
                                 PROXY STATEMENT

                              QUESTIONS AND ANSWERS

1.  Q:   WHO IS SOLICITING MY VOTE?

    A: This proxy solicitation is being made and paid for by Empire Resources, Inc.

2.  Q:   WHEN WAS THIS PROXY STATEMENT MAILED TO STOCKHOLDERS?

    A: This proxy statement was first mailed to stockholders on or about August 14, 2000.

3.  Q:   WHAT MAY I VOTE ON?

    A:   (1)  The election of nominees to serve on our board of directors; AND

         (2) The approval of the appointment of our independent auditors for the year ending December 31, 2000.

4.  Q:   HOW DOES THE BOARD RECOMMEND I VOTE ON THE PROPOSALS?

    A: The Board recommends a vote FOR each of the nominees. The Board recommends a vote FOR the appointment of Richard A. Eisner & Company, LLP as independent accountants for the year ending December 31, 2000.

5.  Q:   WHO IS ENTITLED TO VOTE?

    A:   Stockholders as of the close of business on August 7, 2000 (the Record
         Date) are entitled to vote at the annual meeting.

6.  Q:   HOW DO I VOTE?

    A: Sign and date each proxy card you receive and return it in the prepaid envelope. If you return your signed proxy card but do not mark the boxes showing how you wish to vote, your shares will be voted FOR the two proposals. You have the right to revoke your proxy at any time before the meeting by:

         (1) notifying the Corporate Secretary, Sandra Kahn, at the address shown above;

         (2) voting in person; OR

         (3) returning a later-dated proxy card.

7.  Q:   WHO WILL COUNT THE VOTE?

    A: Representatives of our transfer agent, American Stock Transfer & Trust Co., will count the votes.

8.  Q:   IS MY VOTE CONFIDENTIAL?

    A: Proxy cards, ballots and voting tabulations that identify individual stockholders are mailed or returned directly to American Stock Transfer & Trust Co., and handled in a manner that protects your voting privacy. Your vote will not be disclosed except: (1) as needed to permit American Stock Transfer & Trust Co. to tabulate and certify the vote; and (2) as required by law. Additionally, all comments written on the proxy card or elsewhere will be forwarded to management. Your identity will be kept confidential unless you ask that your name be disclosed.

9.  Q:   HOW MANY SHARES CAN VOTE?

    A: As of August 1, 2000 15,145,562 shares of Common Stock were issued and outstanding. Every stockholder of Common Stock is entitled to one (1) vote for each share held.

10. Q:   WHAT IS A "QUORUM"?

    A: A "quorum" is a majority of the outstanding shares. They may be present at the meeting or represented by proxy. There must be a quorum for the meeting to be held. A proposal must receive more than 50% of the shares voting to be adopted. If you submit a properly executed proxy card, even if you abstain from voting, then you will be considered part of the quorum. An abstention has the same effect as a vote AGAINST a proposal. A WITHHELD vote will be counted for quorum purposes. However, a WITHHELD vote is not deemed present for purposes of determining whether stockholder approval has been obtained.

11. Q:   WHO CAN ATTEND THE ANNUAL MEETING.

    A: All stockholders as of the close of business on August 7, 2000 can attend. Tickets are not required.

12. Q:   HOW WILL VOTING ON ANY OTHER BUSINESS BE CONDUCTED?

    A: We do not know of any business to be considered at the 2000 annual meeting other than the proposals described in this proxy statement. If any other business is presented at the annual meeting, your signed proxy card gives authority to William Spier, our Chairman of the Board, and Nathan Kahn, our President and Chief Executive Officer, to vote on such matters at their discretion.

13. Q:   WHO ARE THE LARGEST PRINCIPAL STOCKHOLDERS?

    A: As of August 1, 2000 Nathan Kahn and Sandra Kahn owned 5,091,012 shares of common stock which represented 33.6% of the then outstanding common stock. In addition, 3,824,511 shares of outstanding common stock may be voted by Nathan Kahn and Sandra Kahn through March 31, 2001, as of which date a determination will be made as to whether all or a portion of the 3,824,511 shares will be transferred to Nathan Kahn and Sandra Kahn or returned to us in connection with certain earn-out provisions discussed more fully later in this proxy. Accordingly, Nathan Kahn and Sandra Kahn control the votes of approximately 58.9% of our outstanding common stock

14. Q:   WHEN ARE THE STOCKHOLDER PROPOSALS FOR THE 2001 ANNUAL MEETING DUE?

    A: All stockholder proposals to be considered for inclusion in next year's proxy statement must be submitted in writing to Sandra Kahn, Secretary, Empire Resources, Inc., One Parker Plaza, Fort Lee, NJ 07024 prior to April 14, 2001. All other stockholder proposals for consideration at the 2001 annual meeting must be received by Ms. Kahn between June 14, 2001 and July 14, 2001.

         Additionally, the proxy for next year's annual meeting will confer discretionary authority to vote on any stockholder proposal that we do not know about before July 14, 2001.

15. Q:   CAN A STOCKHOLDER NOMINATE SOMEONE TO BE A DIRECTOR OF THE COMPANY?

    A: As a stockholder, you may recommend any person as a nominee for director by writing to Sandra Kahn, Secretary, c/o Empire Resources, Inc., One Parker Plaza, Fort Lee, NJ 07024. Recommendations must be received between June 14, 2001 and July 14, 2001 for the 2001 annual meeting. They must be accompanied by the name, residence and business address of the nominating stockholder. They must include a representation that the stockholder is a record holder of the stock or holds the stock through a broker. They must state the number and class of shares held by the stockholder and by each person being nominated by the stockholder. They must include information regarding each nominee that would be required to be included in a proxy statement. They must also include a description of any arrangement or understanding between and among the stockholder and each and every nominee. Finally, the recommendations must include the written consent of each nominee to serve as a director, if elected.

                            PROPOSALS YOU MAY VOTE ON

1.  ELECTION OF DIRECTORS

    There are 10 nominees for election this year. All of the nominees except one are currently directors. All directors are elected annually, and serve a one-year term until the next annual meeting. If any director is unable to stand for re-election, the Board may reduce its size or designate a substitute. If a substitute is designated, proxies voting on the original director candidate will be cast for the substituted candidate. The affirmative vote of the holders of a plurality of our common stock represented and entitled to vote at the meeting is required for the election of directors.

YOUR BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF THESE DIRECTORS.

2. APPROVAL OF THE APPOINTMENT OF RICHARD A. EISNER & COMPANY, LLP AS INDEPENDENT AUDITORS.

    Our audit committee has recommended, and our board of directors has approved, the appointment of Richard A. Eisner & Company, LLP as our independent auditors for the year ending December 31, 2000 subject to your approval. Richard A. Eisner & Company, LLP was appointed on October 5, 1999 to serve as our independent auditors, replacing PricewaterhouseCoopers LLP who were dismissed effective with the merger of Integrated Technology USA, Inc. with Empire Resources, Inc on September 17, 1999.

    The report of PricewaterhouseCoopers LLP on our financial statements for the past two years did not contain an adverse opinion or a disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles. During our two most recent fiscal years and through September 17, 1999, there were no disagreements with PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PricewaterhouseCoopers LLP, would have caused it to make reference to the subject matter of the disagreement in connection with its report on our financial statements.

    Audit services provided by Richard A. Eisner & Company, LLP pertaining to the year ended December 31, 1999 included an audit of our consolidated financial statements as of December 31, 1999. They reviewed our Annual Report and certain other filings with the SEC. Richard A. Eisner & Company, LLP also provided various non-audit services to us during 1999. They have unrestricted access to our audit committee to discuss audit findings and other financial matters.

    A representative of Richard A. Eisner & Company, LLP is expected to attend the annual meeting. He will have the opportunity to speak at the meeting if he wishes. He will also respond to appropriate questions.

YOUR BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE APPOINTMENT OF RICHARD A. EISNER & COMPANY, LLP AS INDEPENDENT AUDITORS FOR THE YEAR ENDING DECEMBER 31, 2000.

                                   THE MERGER

    Prior to September 17, 1999 the name of our company was Integrated Technology USA, Inc. On September 17, 1999, Integrated Technology USA, Inc. merged with Empire Resources, Inc. Integrated Technology was the surviving company in the merger and changed its name to Empire Resources, Inc.

                       NOMINEES FOR THE BOARD OF DIRECTORS

William Spier                               Director since October 1996
Age 65

    Mr. Spier has served as Acting Chief Executive Officer from November 1997 until September 1999. Mr. Spier presently serves as non-executive Chairman of the board of directors. Mr. Spier has been a private investor since 1982. He also served as Chairman of DeSoto, Inc., a manufacturer and distributor of cleaning products, from May 1991 through September 1996, and as Chief Executive Officer of DeSoto, Inc., from May 1991 to January 1994 and from September 1995 through September 1996. From 1980 to 1981, Mr. Spier was Vice Chairman of Phibro-Salomon Inc. Mr. Spier also serves as a Director of Keystone Consolidated Industries, Inc., Moto Guzzi, Inc. and Soligen Technologies, Inc.

Nathan Kahn                                 Director since September 1999
Age 46

    Mr. Kahn has been the Chief Executive Officer and President since the merger. Prior to the merger, Mr. Kahn was the President and a director of pre-merger Empire from the time of its formation in 1984. Mr. Kahn has also been the President and a director of our wholly owned subsidiary Empire Resources Pacific, Ltd. since its formation in 1996.

Sandra Kahn                                 Director since September 1999
Age 42

    Ms. Kahn has been Vice President and Chief Financial Officer, Secretary and Treasurer since the merger in September 1999. Prior to the merger, Ms. Kahn was the Secretary and Treasurer and a director of pre-merger Empire from the time of its formation in 1984. Ms. Kahn has also been the Secretary and Treasurer and a director of Empire Resources Pacific, Ltd. since its formation in 1996.

Harvey Wrubel                               First time nominee
Age 46

    Mr. Wrubel has been the Vice President of Sales/Director of Marketing since the merger in September 1999, and prior to the merger, was the Vice President of Sales/Director of Marketing of pre-merger Empire for more than the prior five years.

Jack Bendheim                               Director since September 1999
Age 53

    Mr. Bendheim has been the President, Chief Executive Officer and Chairman of the Board of Philipp Brothers Chemicals, Inc. for more than the prior five years. Mr. Bendheim is also a director of The Berkshire Bank, which is owned by Cooper Life Science.

Barry Blank                                 Director since December 1997
Age 59

         Mr. Blank is a stockbroker and has been a member of the New York Stock Exchange since 1981 and a member of the American Stock Exchange since 1978. Since October 1998, he has served as branch manager of the Phoenix office of Dirks & Co. Prior thereto, he managed a branch office of Coleman & Co. Securities (1995 to 1997) and a branch office of RAS Securities (1994 to 1995).

Barry L. Eisenberg                          Director since September 1990
Age 53

    Mr. Eisenberg served as Secretary and Treasurer from 1993 until September 1999. Since 1995, Mr. Eisenberg has been an active investor and director of private companies in Israel. Prior thereto, Mr. Eisenberg was, for a period of more than five years, a partner in the Roseland, New Jersey law firm of Lasser, Hochman, Marcus, Guryan & Kuskin.

Peter G. Howard                             Director since September 1999
Age 64

    Mr. Howard has been the Managing Director of Empire Resources Pacific, Ltd. since 1996. From 1961 to 1995, Mr. Howard held various positions within the aluminum industry, the most recent of which was Divisional General Manager of Comalco Rolled Products, a unit of Comalco Aluminum Ltd., an aluminum producer.

Nathan Mazurek                              Director since September 1999
Age 38

    Mr. Mazurek has been the President and Chief Executive Officer of American Circuit Breaker Corporation, a manufacturer of circuit breaker protection equipment for more than the prior five years. Since 1995, Mr. Mazurek has been President and Chief Executive Officer of Pioneer Transformers Ltd., a manufacturer of liquid filled power and distribution transformers.

Morris J. Smith                             Director since January 1994
Age 42

    Since 1993, Mr. Smith has been a private investor and investment consultant. Prior thereto, Mr. Smith was employed for a period of more than five years by Fidelity Investments as a portfolio manager.

FAMILY RELATIONSHIPS

Nathan Kahn and Sandra Kahn are husband and wife. Barry L. Eisenberg and Jack Bendheim are brothers-in-law.

                        STATEMENT OF CORPORATE GOVERNANCE

Our business is managed under the direction of the board of directors. The directors delegate the conduct of business to our senior management team.

Our directors usually meet four times a year in regularly scheduled meetings. They may meet more often if necessary. The directors held six meetings in 1999. The Chairman of our board of directors in consultation with the CEO usually determines the agenda for the meetings. Each of our directors receives the agenda and supporting information in advance of the meetings. Any of our directors may raise other matters at the meetings. The CEO, CFO and other members of senior management make presentations to our directors at the meetings and a substantial portion of the meeting time is devoted to directors' discussion of these presentations. Significant matters that require directors' approval are voted on at the meetings.

Our directors have complete access to senior management. They may also seek independent, outside advice.

Committee Structure. The board of directors considers all major decisions. The board of directors has established three standing committees so that certain areas can be addressed in more depth than may be possible at a full meeting of the board of directors. Each committee is chaired by an independent, outside director.

Audit Committee. This committee assures the credibility of our financial reporting by providing oversight of our financial reporting process and our internal controls. The audit committee has adopted a charter pursuant to which it conducts its activities. The audit committee reports on its activities to the board of directors. During 1999, the audit committee did not meet in formal session, but did take action by written consent. This committee held one meeting in 2000 through July 31. The audit committee is comprised of William Spier, Jack Bendheim and Nathan Mazurek.

Compensation Committee. This committee advises and guides the board of directors in determining the compensation of executive officers and senior management, and reviews our general employee compensation and benefits policies and practices. During 1999, the compensation committee did not meet in formal session, but did take action by written consent. It has met one time in 2000 through July 31. The compensation committee is comprised of William Spier, Nathan Kahn and Jack Bendheim.

Stock Options Committee. This committee consults with management regarding the administration of our stock option plan and approves grants of options to directors, executive officers and other employees. The committee did not meet in 1999, and through July 31, 2000, has taken action by written consent. The stock options committee is comprised of William Spier, Jack Bendheim and Nathan Mazurek.

We do not have a standing nominating committee.

                             DIRECTORS' COMPENSATION

The non-executive Chairman of the board of directors receives an annual fee of $25,000 for serving as a director. Each of the other directors receives a fee of $500 per meeting of the board of directors that such director attends (whether in person or by telephone) and $500 per committee meeting that such director attends, if such committee meeting is held on a separate day than the board of directors meeting. All directors are reimbursed for reasonable expenses incurred in attending meetings of the Board or any committee.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth as of July 31, 2000, certain information with respect to beneficial ownership (as defined in Rule 13d-3 of the Securities and Exchange Act of 1934) of our common stock by (i) each person that is a director,
(ii) each person named in the Summary Compensation Table, below, (iii) all such persons as a group and (iv) each person known to us to be the owner of more than 5% of our common stock.

NAME AND ADDRESS(1)                NUMBER OF SHARES          PERCENT OF COMMON
DIRECTORS AND OFFICERS:          BENEFICIALLY OWNED (2)          STOCK OWNED
-----------------------          ----------------------          -----------

William Spier                           251,669(3)                    1.7%
Nathan Kahn and Sandra Kahn           8,919,523(4)                   58.9%
Harvey Wrubel                           689,258(5)                    4.6%
Jack Bendheim                            38,666(6)                       *
Barry W. Blank                          877,600(7)                    5.8%
Barry L. Eisenberg                      365,706(8)                    2.4%
Peter G. Howard                           2,000(9)                       *
Nathan Mazurek                           2,000(10)                       *
Morris J. Smith                         66,667(11)                       *
All officers and directors as
a group (10 persons)                11,213,089(12)                   74.0%
OTHER STOCKHOLDERS:

Alan P. Haber                        1,140,605(13)                    7.5%

* Less than 1%

(1) The address of all listed persons is c/o Empire, except for Mr. Haber, whose address is 11/1 Mishol Uzrad, Ramot, Israel 91230.

(2) Unless otherwise indicated, each person has sole investment and voting power with respect to the shares indicated. For purposes of this table, a person or group of persons is deemed to have "beneficial ownership" of any shares as of a given date which such person has the right to acquire within 60 days after such date. For purposes of computing the percentage of outstanding shares held by each person or group of persons named above on a given date, any security which such person or persons has the right to acquire within 60 days after such date is deemed to be outstanding for the purpose of computing the percentage ownership of such person or persons, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(3)   Consists of (i) 104,669 currently outstanding shares held by Mr. Spier and
      (ii) 122,000 shares underlying currently exercisable options held by Mr. Spier.

(4) Consists (i) of shares received in the merger (less the shares transferred to Mr. Wrubel as described under "Compensation Arrangements--Employment Agreement With Harvey Wrubel") of which 3,824,511 shares are subject to the earn-out described under "Compensation Arrangements--Issuance of Contingent Shares to Empire Stockholders--Earn-Out Formula," and (ii) 4,000 shares underlying currently exercisable options held by Nathan and Sandra Kahn.

(5) Consists of (i) 469,238 shares transferred from Nathan and Sandra Kahn to Mr. Wrubel, and 20,000 additional shares held by Mr. Wrubel and (ii) 200,000 shares underlying currently exercisable options held by Mr. Wrubel.

(6) Consists of (i) 20,000 outstanding shares held by the Bendheim Foundation, an affiliate of Mr. Bendheim, (ii) 16,666 shares underlying currently exercisable warrants held by Mr. Bendheim (Mr. Bendheim disclaims beneficial ownership of the shares owned by the Bendheim Foundation), and
      (iii) 2,000 shares underlying currently exercisable options held by Mr. Bendheim.

(7) Consists of (i) 259,600 outstanding shares held by Mr. Blank, (ii) 18,000 shares underlying currently exercisable options held by Mr. Blank, and
      (iii) 600,000 shares underlying currently exercisable warrants held by Mr. Blank. Excludes any shares which may be owned by Mr. Blank's customers, in which he disclaims any beneficial or other interest and over which he has no voting or dispositive power.

(8)   Consists of (i) 700 currently outstanding shares held by Mr. Eisenberg,
      (ii) 78,667 shares underlying currently exercisable options held by Mr. Eisenberg, (iii) 1,000 shares underlying currently exercisable warrants held by Mr. Eisenberg, (iv) 500 shares owned by Mr. Eisenberg's wife and
      (v) 284,839 currently outstanding shares held by 241 Associates LLC, a limited liability company. Noam Eisenberg is the sole manager of 241 Associates LLC and as such has voting and investment power with respect to the shares held by 241 Associates LLC. Noam Eisenberg is the son of Barry
      L. Eisenberg.

      A majority of the ownership interest of 241 Associates LLC is owned by Mr. Eisenberg and his wife and, as a result of such ownership interests, Mr. Eisenberg may influence the voting and disposition of the shares of common stock held by 241 Associates LLC. Mr. Eisenberg disclaims beneficial ownership of such shares and of the shares owned by his wife.

(9) Consists of 2,000 shares underlying currently exercisable options held by Mr. Howard.

(10) Consists of 2,000 shares underlying currently exercisable options held by Mr. Mazurek.

(11)  Consists of (i) 7,000 currently outstanding shares held by Mr. Smith and
      (ii) 59,667 shares underlying currently exercisable options held by Mr. Smith. The Brook Road Nominee Trust, nominee for the Morris Smith Family Trust, is the owner of 163,653 outstanding shares of Common Stock. Esther Smith, the mother of Morris J. Smith, is the sole trustee of the Morris Smith Family Trust and as such has voting and investment power with respect to such shares. The Morris Smith Family Trust is a discretionary trust, the potential beneficiaries of which are Mr. Smith and members of his family. Mr. Smith disclaims any beneficial ownership of any and all shares owned by the Brook Road Nominee Trust.

(12) Consists of 10,062,069 currently outstanding shares and 1,106,000 shares underlying currently exercisable options and warrants. Does not include 163,653 shares that Mr. Smith disclaims beneficial ownership of as described in footnote 10 above.

(13) Consists of (i) 830,771 shares held by Mr. Haber, (ii) 276,444 shares underlying currently exercisable options held by Mr. Haber, (iii) 10,000 shares underlying currently exercisable warrants held by Mr. Haber and
      (iv) 23,390 shares held by Mr. Haber's wife. Mr. Haber disclaims any beneficial ownership of any stock owned by his wife.

                             EXECUTIVE COMPENSATION

         The following table sets forth for the periods indicated information concerning the compensation earned by our Chief Executive Officer and each of our most highly compensated executive officers.

                                               SUMMARY COMPENSATION TABLE

                                                  ANNUAL COMPENSATION                             LONG-TERM
                                                                                             COMPENSATION AWARDS

                                                                                          SECURITIES       ALL OTHER
                                                                                          UNDERLYING      COMPENSATION
                                                                                           OPTIONS            ($)
NAME AND PRINCIPAL POSITION            YEAR          SALARY($)          BONUS($)             (#)

William Spier                          1999                --                 --             2,000         $11,333(2)
     Non-Executive Chairman of         1998                --                 --                --          $4,000(3)
     the Board (1)                     1997                --                 --                --          $6,000(3)

Nathan Kahn                            1999          $176,875                 --             2,000          $1,000(3)
     Chief Executive Officer and       1998           $55,000                 --                --                 --
     President                         1997          $255,000                 --                --                 --

Sandra Kahn                            1999           $82,000                 --             2,000          $1,000(3)
     Vice President,                   1998           $52,000                 --                --                 --
     Chief Financial Officer,
     Treasurer and Secretary           1997           $52,000                 --                --                 --

Harvey Wrubel                          1999          $203,000           $300,000           200,000                 --
     Vice President of Sales           1998          $200,000           $300,003                --                 --
                                       1997          $125,000           $253,593                --                 --

---------------------------
(1)   Served as our Acting Chief Executive officer prior to the merger.
(2) Of this amount, $3,000 represents director fees for attending board meetings. Mr. Spier is also entitled to $25,000 per annum as consideration for his services as non-executive Chairman of the Board, and $8,333 represents amounts paid to Mr. Spier in 1999 for serving in such capacity.
(3)   Represents directors' fees.

                        OPTION GRANTS IN LAST FISCAL YEAR

         The following table contains information concerning the stock option grants made to each of the officers and employees named in the Summary Compensation Table, above, during 1999. No stock appreciation rights were granted to these individuals during such year.

                                              (INDIVIDUAL GRANTS) (1)
                                        NUMBER OF SECURITIES  PERCENT OF TOTAL    EXERCISE PRICE    EXPIRATION DATE
                                         UNDERLYING OPTIONS  OPTIONS GRANTED TO       ($/SH)
                                              GRANTED           EMPLOYEES IN           (2)
                                                (#)              FISCAL YEAR

                 NAME
William Spier                                   2,000                 1%               $1.625           9/17/09
Nathan Kahn                                     2,000                 1%               $1.625           9/17/09
Sandra Kahn                                     2,000                 1%               $1.625           9/17/09
Harvey Wrubel                                 200,000                93%               $1.625           9/17/09

---------------------------
(1) All options granted to the named officers and employees are non-statutory under federal tax laws and were granted on September 17, 1999. Pursuant to the option agreement underlying these options, the options became exercisable immediately upon grant.
(2) The exercise price may be paid in cash or, under certain circumstances, in shares of our common stock.

YEAR-END OPTION VALUES

         The following table provides certain information concerning the options held by the officers and employees named in the Summary Compensation Table, above, as of December 31, 1999.

OPTIONS AS OF DECEMBER 31, 1999

                                                 NUMBER OF SECURITIES UNDERLYING  VALUE OF UNEXERCISED IN-THE-MONEY
                                                 UNEXERCISED OPTIONS AT YEAR END         OPTIONS AT YEAR END
   NAME                                          EXERCISABLE     UNEXERCISABLE      EXERCISABLE      UNEXERCISABLE

   William Spier                                     97,000            50,000      ............       ............
   Nathan Kahn                                        2,000      ............      ............       ............
   Sandra Kahn                                        2,000      ............      ............       ............
   Harvey Wrubel                                    200,000      ............      ............       ............

                            LONG-TERM INCENTIVE PLANS

         The following table provides certain information concerning the long-term incentive plans available to the officers and employees named in the Summary Compensation Table, above, as of December 31, 1999.

LONG-TERM INCENTIVE PLANS--AWARDS IN LAST FISCAL YEAR

                                                                                    ESTIMATED FUTURE PAYOUTS UNDER NON-STOCK
                                                                                                PRICE-BASED PLANS
           (A)                       (B)                        (C)                    (D)            (E)             (F)
                              NUMBER OF SHARES,
                               UNITS OR OTHER       PERFORMANCE OR OTHER PERIOD
                                   RIGHTS           UNTIL MATURATION OR PAYOUT      THRESHOLD        TARGET         MAXIMUM
           NAME                      (#)                                               (#)            (#)             (#)

Nathan Kahn and Sandra            3,824,511        April 1, 1999 through March       228,817        228,817        3,824,511
Kahn (1)                                           31, 2001

Harvey Wrubel (2)

(1) For a detailed description of this plan and the formula to be applied in determining the amounts payable, see "Compensation Arrangements--Issuance of Contingent Shares to Empire Stockholders".

(2) For a detailed description of shares that may be issued to Harvey Wrubel and the formula to be applied in determining the amounts payable, see "Compensation Arrangements--Employment Agreement with Harvey Wrubel".

                            COMPENSATION ARRANGEMENTS

EMPLOYMENT AGREEMENTS WITH THE KAHNS

         Concurrently with the merger on September 17, 1999, we entered into employment agreements with each of Nathan Kahn and Sandra Kahn. Certain information regarding these agreements is set forth below.

         Term. The scheduled term of each agreement is three years. Each agreement provides that the term will be extended automatically for successive two-year periods unless either party gives written notice of termination at least 180 days prior to the end of the original term or the then additional term, as the case may be. Each agreement provides that we may terminate the agreement upon the Disability of the executive or for Cause (as such terms are defined the agreement).

         Base Salary. The agreements provide for base salary to be paid at a rate per annum as follows: Nathan Kahn ($250,000) and Sandra Kahn ($100,000). These amounts may be increased, but not decreased, by our directors. The base salary provided for by each agreement is subject to possible upward annual adjustments based upon changes in a designated cost of living index.

         Bonus. The agreement with Nathan Kahn provides for an annual bonus equal to 5% of the amount by which our earnings before taxes for such year exceed $4,000,000. The agreement with Sandra Kahn provides for an annual bonus equal to 2% of the amount by which our earnings before taxes for such year exceed $4,000,000. For the purpose of calculating the annual bonus amounts, earnings before taxes shall be calculated excluding (1) charges to earnings for extraordinary items and (2) the annual bonus amounts payable to Nathan Kahn and Sandra Kahn.

         Non-Compete. Each agreement provides that during the Specified Period (as defined below) the employee will not, among other things, directly or indirectly, be engaged as a principal in any other business activity or conduct which competes with us in our line of business or be an employee, consultant, director, principal, stockholder, advisor of, or otherwise be affiliated with, any such business, activity or conduct. The "Specified Period" means the employee's period of employment and the four year period thereafter, provided that if the employee's employment is terminated for Disability or without Cause (or the employee voluntarily terminates his employment following a breach by us), the Specified Period will terminate two years after the employee's employment terminates.

ISSUANCE OF CONTINGENT SHARES TO EMPIRE STOCKHOLDERS

         Upon the merger, Nathan and Sandra Kahn ("the Empire Stockholders") received an aggregate of 9,384,761 shares of our common stock (of which 469,238 shares were subsequently transferred to Mr. Wrubel) in exchange for the outstanding stock of Empire owned by them prior to the merger. Pursuant to the merger agreement, 3,824,511 of these shares were deposited into escrow. The shares being held in escrow are subject to the earn-out described below.

Earn-Out Formula

         The number of the shares (if any) that will be released to the Empire Stockholders will depend on our cumulative after-tax, net income during the two-year period commencing April 1, 1999 and ending March 31, 2001, as indicated in the table below. Any shares not required to be released to the Empire Stockholders will be returned to us and canceled. For purposes of this calculation, our net income for the measurement period will be adjusted as follows:

         o any extraordinary expenses (within the meaning of the merger agreement) relating to the merger (such as legal and accounting fees and printing expenses) will be excluded;

         o if during any portion of the measurement period, Integrated Technology USA, Inc., Empire Resources, Inc. or Empire Resources Pacific, Ltd. is treated as an S Corporation for federal or state tax purposes, after-tax income will be calculated on a pro forma basis as if all such corporations were liable for federal and state income taxes as taxable corporate entities throughout the entire period; and

         o the measurement of after-tax net income will be based upon the income of Empire Resources, Inc. (and not of Integrated Technology USA, Inc.) with respect to any portion of the measurement period that is prior to the effective time of the merger.

         The table below shows (1) the number of shares that would be released to the Empire Stockholders based upon different amounts of cumulative after-tax, our net income during the period indicated, (2) the total number of our shares of common stock that would be outstanding giving effect to the release of a specified number of shares (and the return of any remaining shares to us) and
(3) the percentage of such outstanding shares that would be owned by the Empire Stockholders. The information in the table below is based upon the number of shares of our common stock that were outstanding as of July 31, 2000.

-------------------------------------------------------------------------------------------------------------
                                                       NUMBER OF
                                                   CONTINGENT SHARES
CUMULATIVE  AFTER-TAX INCOME DURING THE TWO-YEAR   TO BE RELEASED TO                       PERCENT OWNED BY
PERIOD  ENDING  MARCH 31,  2001 (IN  MILLIONS OF      THE EMPIRE          TOTAL SHARES        THE EMPIRE
DOLLARS)                                             STOCKHOLDERS         OUTSTANDING        STOCKHOLDERS
-------------------------------------------------------------------------------------------------------------
less than $4.4                                                  0          11,321,051            49.1%
-------------------------------------------------------------------------------------------------------------
$4.4 to but excluding $4.8                                228,817          11,549,868            50.1%
-------------------------------------------------------------------------------------------------------------
$4.8 to but excluding $5.2                                466,268          11,787,319            51.1%
-------------------------------------------------------------------------------------------------------------
$5.2 to but excluding $5.6                                712,853          12,033,904            52.1%
-------------------------------------------------------------------------------------------------------------
$5.6 to but excluding $6.0                                969,107          12,290,158            53.1%
-------------------------------------------------------------------------------------------------------------
$6.0 to but excluding $6.4                              1,235,611          12,556,662            54.1%
-------------------------------------------------------------------------------------------------------------
$6.4 to but excluding $6.8                              1,512,993          13,834,044            55.1%
-------------------------------------------------------------------------------------------------------------
$6.8 to but excluding $7.2                              1,801,933          13,122,984            56.1%
-------------------------------------------------------------------------------------------------------------
$7.2 to but excluding $7.6                              2,103,168          13,424,219            57.1%
-------------------------------------------------------------------------------------------------------------
$7.6 to but excluding $8.0                              2,417,500          13,738,551            58.1%
-------------------------------------------------------------------------------------------------------------
$8.0 to but excluding $8.4                              2,745,802          14,066,853            59.0%
-------------------------------------------------------------------------------------------------------------
$8.4 to but excluding $8.8                              3,089,028          14,410,079            60.0%
-------------------------------------------------------------------------------------------------------------
$8.8 to but excluding $9.2                              3,448,217          14,769,268            61.0%
-------------------------------------------------------------------------------------------------------------
$9.2 or greater                                         3,824,511          15,145,562            62.0%
-------------------------------------------------------------------------------------------------------------

Escrow Arrangements Relating to the Contingent Shares

         The shares being held in escrow are held pursuant to an escrow agreement until the earn-out is calculated. While the shares are held in escrow, the Empire Stockholders will have the right to (1) vote such shares and (2) receive any dividends or distributions with respect to such shares. The Empire Stockholders have agreed to refund to us any dividends or distributions that are attributable to any shares that are required to be returned to us. The Empire Stockholders have also agreed that, as long as any shares remain in escrow, they will not take any action (whether as stockholders or as directors) to approve any dividends or distributions with respect to our common stock, unless such action is approved by a majority of the directors then in office who were directors of Integrated Technology USA, Inc. prior to the merger.

EMPLOYMENT AGREEMENT WITH HARVEY WRUBEL

         Concurrently with the merger, we entered into an employment agreement with Harvey Wrubel. Certain information regarding this agreement is set forth below.

         Term. The scheduled term of the agreement is until December 31, 2002. The agreement provides that the term will be extended automatically for successive two-year periods unless either we or Mr. Wrubel give written notice of termination at least 90 days prior to the end of the original term or the then additional term, as the case may be. The agreement provides that we may terminate the agreement any time with or without Cause (as such term is defined in the agreement). However, if we terminate the agreement without Cause, Mr. Wrubel will be entitled to continue receiving his base salary until the scheduled end of the term.

         Base Salary. The agreement provides for base salary to be paid at a rate of $203,000 per annum. This amount may be increased, but not decreased, by our board of directors. The base salary is subject to possible upward annual adjustments based upon changes in a designated cost of living index.

         Performance-Based Compensation. In addition to base salary, the agreement provides that we must pay Mr. Wrubel performance-based compensation in accordance with a formula provided for in the agreement.

         Non-Compete. The agreement provides that, during the employment term and for 12 months thereafter, Mr. Wrubel will not, among other things, be engaged in, or be, an employee, director, partner, principal, stockholder or advisor of any business, activity or conduct which competes with us in our line of business. During any period following termination of Mr. Wrubel's employment, the foregoing will only apply to competition with regard to aluminum and such other commodities as were being sold by us within six months prior to Mr. Wrubel's termination.

         Restricted Stock Arrangements. Empire and Nathan and Sandra Kahn entered into a restricted stock agreement dated September 14, 1999 with Mr. Wrubel. Pursuant to this agreement, the Kahns transferred to Mr. Wrubel 469,238 shares of our common stock effective as of the date of the merger. The shares are subject to the vesting requirements described below. If Mr. Wrubel's employment is terminated by us for Cause (as defined in his employment agreement) or if Mr. Wrubel terminates his employment with us for any reason, Mr. Wrubel will forfeit to the Kahns any restricted shares that have not then vested.

         The vesting of 358,327 of the restricted shares will be determined in accordance with the following vesting schedule: (i) 33.33% of such shares will vest on the first anniversary of the grant date (provided Mr. Wrubel has been continuously employed by us until such date), (ii) 33.33% will vest on the second anniversary of the grant date (provided Mr. Wrubel has been continuously employed by us until such date) and (iii) 33.34% will vest on the third anniversary of the grant date (provided Mr. Wrubel has been continuously employed by us until such date).

         The vesting of 110,911 of the restricted shares will be determined in accordance with the vesting schedule set forth above and, in addition, will depend on our cumulative after-tax, net income during the two-year period commencing April 1, 1999 and ending March 31, 2001, as indicated in the table below. (For this purpose, our net income will be adjusted in the manner described under "Compensation Arrangements--Issuance of Contingent Shares to Empire Stockholders--Earn-Out Formula.")

------------------------------------------------------------------------------------------
Cumulative  After-Tax Income During the Two-Year
Period  Ending  March 31,  2001 (in  Millions of  Number of Contingent  Restricted Shares
Dollars)                                          that will Vest
------------------------------------------------------------------------------------------
less than $4.4                                                  0
------------------------------------------------------------------------------------------
$4.4 to but excluding $4.8                                  6,636
------------------------------------------------------------------------------------------
$4.8 to but excluding $5.2                                 13,522
------------------------------------------------------------------------------------------
$5.2 to but excluding $5.6                                 20,673
------------------------------------------------------------------------------------------
$5.6 to but excluding $6.0                                 28,104
------------------------------------------------------------------------------------------
$6.0 to but excluding $6.4                                 35,833
------------------------------------------------------------------------------------------
$6.4 to but excluding $6.8                                 43,877
------------------------------------------------------------------------------------------
$6.8 to but excluding $7.2                                 52,256
------------------------------------------------------------------------------------------
$7.2 to but excluding $7.6                                 60,992
------------------------------------------------------------------------------------------
$7.6 to but excluding $8.0                                 70,108
------------------------------------------------------------------------------------------
$8.0 to but excluding $8.4                                 79,628
------------------------------------------------------------------------------------------
$8.4 to but excluding $8.8                                 89,582
------------------------------------------------------------------------------------------
$8.8 to but excluding $9.2                                 99,999
------------------------------------------------------------------------------------------
$9.2 or greater                                           110,911
------------------------------------------------------------------------------------------

                    DIRECTORS' AND OFFICERS' INDEMNIFICATION

         Our bylaws require that we indemnify our directors and officers, to the extent permitted under Delaware law. They are indemnified against any costs, expenses (including legal fees) and other liabilities in connection with their service to us. We have purchased liability insurance to insure against these liabilities. We have also entered into indemnification agreements with each of our directors and executive officers. The insurance and indemnification agreements supplement the provisions of our Certificate of Incorporation that eliminate the potential liability of directors and officers to us or our shareholders in situations, as permitted by law.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than ten-percent stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) reports that they file.

         Based solely upon review of the copies of such reports furnished to us and written representations from certain of our executive officers and directors that no other such reports were required, we believe that during the period from January 1, 1999 through December 31, 1999 all Section 16(a) filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were complied with on a timely basis, except that Nathan Kahn, Sandra Kahn, Peter Howard, Jack Bendheim and Nathan Mazurek filed late Forms 3 with respect to one transaction each, and William Spier filed a late Form 4 with respect to two transactions.


                                       By Order of the Board of Directors,


                                       Sandra Kahn
                                       Vice President, Chief Financial Officer,
                                       Treasurer and Secretary


Fort Lee, New Jersey

August 13, 2000

                             EMPIRE RESOURCES, INC.
                 PROXY SOLICITED ON BEHALF OF BOARD OF DIRECTORS

The undersigned hereby appoints William Spier and Nathan Kahn or any of them with full power of substitution, proxies to represent the undersigned stockholder and to vote at the annual meeting of Stockholders of Empire Resources, Inc. (the "Company") to be held on September 14, 2000 at 11:00 a.m. E.D.T., and at any adjournment or adjournments thereof, hereby revoking any proxies heretofore given, all shares of Common Stock of the Company that the undersigned would be entitled to vote as directed below, and in their discretion upon such other matters as may come before the meeting.

             (Continued, and to be dated and signed on reverse side)

                 Please detach and mail in the envelope provided

                      PLEASE DATE, SIGN AND MAIL YOUR PROXY
                         CARD BACK AS SOON AS POSSIBLE!

                         ANNUAL MEETING OF STOCKHOLDERS
                             EMPIRE RESOURCES, INC.

                               SEPTEMBER 14, 2000

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF NO DIRECTION IS GIVEN WITH RESPECT TO A PROPOSAL, THIS PROXY WILL BE VOTED FOR SUCH PROPOSAL.

[X] Please mark your votes
    as in this example.

1.  Election of Directors          For        Withheld       Nominees:

                                   [ ]           [ ]         William Spier
                                                             Nathan Kahn
                                                             Sandra Kahn
                                                             Harvey Wrubel
                                                             Jack Bendheim
                                                             Barry W. Blank
                                                             Barry L. Eisenberg
                                                             Peter G. Howard
                                                             Nathan Mazurek
                                                             Morris J. Smith

(Instruction: To withhold authority to vote for individual nominees, write the nominees' names on the line provided below.)

----------------------------------------------

2.  Ratification of Appointment of Richard A. Eisner &     For  Against  Abstain
    Company, LLP, Independent Auditors                     [ ]    [ ]      [ ]

The undersigned hereby authorizes the proxies, in their discretion, to vote on any other business as may properly be brought before the meeting or any adjournment thereof.

SIGNATURE(S)                              DATE

--------------------------------       --------------------

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.